As filed with the Securities and Exchange Commission on May 27, 2021

Registration No. 333-224678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

TETRA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2148293
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

24955 Interstate 45 North The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

TETRA Technologies, Inc. 2018 Non-Employee Director Equity Incentive Plan
(Full title of the plan)

Elijio V. Serrano
Sr. Vice President and Chief Financial Officer

24955 Interstate 45 North

The Woodlands, Texas 77380
(Name and address of agent for service)

(281) 367-1983
(Telephone number, including area code, of agent for service)

Copy to:

David Palmer Oelman

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 7002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller Reporting Company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-224678 on Form S-8 (the “Prior Registration Statement”) filed by TETRA Technologies, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on May 4, 2018, pertaining to the registration of 335,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”), under the TETRA Technologies, Inc. 2018 Non-Employee Director Equity Incentive Plan (as amended from time to time, the “Plan”).

On May 26, 2021, the Registrant’s shareholders approved the TETRA Technologies, Inc. First Amended and Restated 2018 Equity Incentive Plan (the “Amended 2018 Plan”) in order to (i) increase the number of shares of Common Stock available for grant under such plan and (ii) ease the administrative burden of maintaining two equity incentive plans by permitting non-employee directors to participate in such plan. In connection with the approval of the Amended 2018 Plan, the Registrant terminated the Plan, effective as of May 26, 2021, and filed a new Registration Statement on Form S-8 with the SEC on May 26, 2021 which registers the additional shares of Common Stock that may be issued under the Amended 2018 Plan.

Following the termination of the Plan, the shares of Common Stock that were registered on the Prior Registration Statement are no longer available for issuance under the Plan. In accordance with an undertaking made by the Registrant in Part II of the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration the 166,783 shares of Common Stock registered but which remain unsold under the Prior Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of The Woodlands, Texas, on May 27, 2021.

TETRA TECHNOLOGIES, INC.

By:	/s/ Brady M. Murphy
Name:	Brady M. Murphy
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ Brady M. Murphy	President, Chief Executive Officer and Director	May 27, 2021
Brady M. Murphy	(Principal Executive Officer)

*	Sr. Vice President and Chief Financial Officer	May 27, 2021
Elijio V. Serrano	(Principal Financial Officer)

/s/ Richard D. O’Brien	Vice President – Finance and Global Controller	May 27, 2021
Richard D. O’Brien	(Principal Accounting Officer)

*	Chairman of the Board of Directors and Director	May 27, 2021
William D. Sullivan

*	Director	May 27, 2021
Mark E. Baldwin

*	Director	May 27, 2021
Thomas R. Bates, Jr.

*	Director	May 27, 2021
John F. Glick

/s/ Gina A. Luna	Director	May 27, 2021
Gina A. Luna

/s/ Shawn D. Williams	Director	May 27, 2021
Shawn D. Williams

* By: /s/Brady M. Murphy Attorney-in-Fact	May 27, 2021